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                                                                    EXHIBIT 99.2



                  SKYWEST, INC. EXECUTIVE STOCK INCENTIVE PLAN



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                                TABLE OF CONTENTS


1.      ESTABLISHMENT AND PURPOSE.............................................  1

2.      DEFINITIONS...........................................................  1

3.      STOCK SUBJECT TO THE PLAN.............................................  5
        (a)    Aggregate Limitation on Shares Available for Issuance..........  5
        (b)    Aggregate Annual Limitation on Awards..........................  5
        (c)    Individual Annual Limitation...................................  5
        (d)    Adjustment for Change in Capitalization........................  5
        (e)    Re-Use of Shares...............................................  6

4.      ADMINISTRATION OF THE PLAN............................................  6

5.      ELIGIBILITY...........................................................  7

6.      AWARDS UNDER THE PLAN; AWARD AGREEMENT................................  7

7.      OPTIONS ..............................................................  7
        (a)    Identification of Options......................................  7
        (b)    Exercise Price.................................................  7
        (c)    Term and Exercise of Options...................................  8
        (d)    Limitations on Incentive Stock Options.........................  8
        (e)    Effect of Termination of Employment............................  9
        (f)    Effect of Removal from Board of Directors......................  9
        (g)    Acceleration of Exercise Date Upon Change in Control...........  9
        (h)    Reload Stock Options...........................................  10
        (i)    Restrictions on Transferability................................  10

8.      TANDEM SARS ..........................................................  10
        (a)    Benefit Upon Exercise..........................................  10
        (b)    Term and Exercise of Tandem SAR................................  10

9.      NON-TANDEM SARS.......................................................  11
        (a)    Benefit Upon Exercise..........................................  11
        (b)    Term and Exercise of Non-Tandem SARs...........................  11
        (c)    Effect of Termination of Employment or Removal from Board
               of Directors ..................................................  12
        (d)    Acceleration of Exercise Date Upon Change in Control...........  12

10.     RESTRICTED SHARES.....................................................  12
        (a)    Grants ........................................................  12
        (b)    Issue Date and Vesting Date....................................  12
        (c)    Conditions to Vesting..........................................  12
        (d)    Restrictions on Transfer Prior to Vesting......................  13
        (e)    Dividends on Restricted Stock..................................  13
        (f)    Issuance of Certificates.......................................  13
        (g)    Consequences of Vesting........................................  13
        (h)    Effect of Termination of Employment............................  13
        (i)    Effect of Change in Control....................................  14



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
11.     PERFORMANCE UNITS.....................................................  14
        (a)    Grants.........................................................  14
        (b)    Vesting Date...................................................  14
        (c)    Benefit Upon Vesting...........................................  14
        (d)    Conditions to Vesting..........................................  14
        (e)    Effect of Termination of Employment............................  15
        (f)    Effect of Change in Control....................................  15

12.     RIGHTS AS A STOCKHOLDER AND DIVIDEND EQUIVALENTS......................  15
        (a)    General........................................................  15
        (b)    Dividend Equivalents...........................................  15

13.     DEFERRAL OF AWARDS....................................................  15

14.     NO SPECIAL EMPLOYMENT OR DIRECTORSHIP RIGHTS; NO RIGHT TO AWARDS......  16

15.     SECURITIES LAW AND LISTING MATTERS....................................  16

16.     WITHHOLDING TAXES.....................................................  16

17.     NOTIFICATION OF ELECTION UNDER SECTION 83(b) OF THE CODE..............  16

18.     NOTIFICATION UPON DISQUALIFYING DISPOSITION UNDER SECTION 421(b)
        OF THE CODE...........................................................  17

19.     AMENDMENT OR TERMINATION OF THE PLAN..................................  17

20.     TRANSFERS UPON DEATH; NONASSIGNABILITY................................  17

21.     EXPENSES AND RECEIPTS.................................................  17

22.     FAILURE TO COMPLY.....................................................  17

23.     RELATION TO BENEFIT PLANS.............................................  18

24.     APPLICABLE LAW .......................................................  18

25.     PARTICIPANT RIGHTS....................................................  18

26.     UNFUNDED STATUS OF AWARDS.............................................  18

27.     NO FRACTIONAL SHARES..................................................  18

28.     BENEFICIARY ..........................................................  18

29.     INTERPRETATION .......................................................  18



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                                  SKYWEST, INC.

                         EXECUTIVE STOCK INCENTIVE PLAN


1.      ESTABLISHMENT AND PURPOSE

        Skywest, Inc. hereby adopts the Skywest, Inc. Executive Stock Incentive Plan (the "Plan"). The Plan is intended to promote the interests of the Company and the shareholders of the Company by providing officers, directors and other key management employees of the Company and its subsidiaries with appropriate incentives and rewards to encourage them to enter into and continue in the employ of the Company and/or to acquire a proprietary interest in the long-term success of the Company, thereby aligning their interest more closely to the interest of the shareholders of the Company.

        The Board of Directors of the Company adopted the Plan on May 9, 2000. Subject to approval of the Plan by the shareholders of the Company at the annual shareholders meeting scheduled for August 8, 2000, the Plan shall become effective on January 1, 2001.

2.      DEFINITIONS

        As used in the Plan, the following definitions apply to the terms indicated below:

        (a) "Award" shall mean an Option, SAR, Restricted Share or Performance Unit granted pursuant to the terms of the Plan.

        (b) "Award Agreement" shall mean the written agreement between the Company and a Participant evidencing an Award.

        (c) "Board of Directors" shall mean the Board of Directors of the Company.

        (d) "Change in Control" shall mean a change in the beneficial ownership of the Company, the composition of the Board or the Company's business that occurs upon and as a result of:

                      (i) The acquisition by any "person," as such term is used
               in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company's then outstanding securities;

                      (ii) The individuals who at the beginning of any two-year
               period constituted the members of the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this Section 2(d)) whose election by the Board of Directors or nomination for election was approved by a vote of at least two-thirds (2/3) of the directors then in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, ceasing for any reason to constitute at least a majority of the Board;



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                      (iii) The shareholders of the Company approving and the
               Company consummating a merger or consolidation of the Company with any other entity, or the sale or other transfer of all or substantially all of the Company's assets to another entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as herein above defined) acquires 50 percent or more of the combined voting power of the Company's then outstanding securities, or (C) a sale or other transfer to another entity of all or substantially all of the Company's assets if the shareholders of the Company immediately prior to the sale own immediately after the sale more than 50 percent of the combined voting power of the equity interests in the acquiror; or

                      (iv) The shareholders of the Company approving and the
               Company consummating a plan of complete liquidation of the Company.

        (e) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        (f)    "Committee" shall mean the Compensation Committee of the Board.

        (g) "Company" shall mean Skywest, Inc., a Utah corporation, or any successor corporation.

        (h) "Common Stock" shall mean the common stock, no par value, of the Company.

        (i) "Covered Employee" shall mean a "covered employee" of the Company or any Subsidiary as defined in Code Section 162(m)(3).

        (j)    "Director" shall mean any member of the Board of Directors.

        (k) "Disability" shall mean permanent and total disability within the meaning of Section 22(e)(3) of the Code.

        (l)    "Effective Date" shall mean January 1, 2001.

        (m) "Eligible Employee" shall mean an officer or other management employee (as determined by the Committee) of the Company or any Subsidiary.

        (n) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

        (o) "Executive Officer" shall have the meaning set forth in Rule 3b-7 promulgated under the Exchange Act.

        (p) "Exercise Date" shall mean the effective date as of which a Participant exercises an Award.



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        (q)    "Fair Market Value" of a share of Common Stock , as of a date of determination, shall mean the fair market value of a share of Common Stock, as determined by the Committee in good faith pursuant to the following rules:

                      (i) If the principal market for the Common Stock is a
               national securities exchange or the NASDAQ stock market, then the "Fair Market Value" as of that date shall be the mean between the lowest and highest reported sale prices of the Stock on that date on the principal exchange or market on which the Common Stock is then listed or admitted to trading.

                      (ii) If sale prices are not available or if the principal
               market for the Stock is not a national securities exchange and the Common Stock is not quoted on the NASDAQ stock market, the average between the highest bid and lowest asked prices for the Common Stock on such day as reported on the NASDAQ OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

                      (iii) If the day is not a business day, and as a result,
               paragraphs (i) and (ii) next above are inapplicable, the Fair Market Value of the Stock shall be determined as of the next earlier business day. If paragraphs (i) and (ii) above are otherwise inapplicable, then the Fair Market Value of the Common Stock shall be determined in good faith by the Committee.

        (r) "Incentive Stock Option" shall mean an Option that is an "incentive stock option" within the meaning of Section 422 of the Code.

        (s) "Issue Date" shall mean the date established by the Company on which certificates representing shares of Restricted Stock shall be issued by the Company pursuant to the terms of Section 10(e)of the Plan.

        (t) "Non-Employee Director" shall mean a Director who is not also an employee of the Company or any Subsidiary of the Company.

        (u) "Non-Statutory Stock Option" or "Non-Qualified Stock Option" shall mean an Option that is not an Incentive Stock Option.

        (v) "Non-Tandem SAR" shall mean a stock appreciation right granted pursuant to Section 9 of the Plan which is not related to any Option.

        (w) "Option" shall mean an option to purchase shares of Common Stock granted pursuant to Section 7 of the Plan.

        (x) "Participant" shall mean an Employee of the Company or a Subsidiary of the Company or any Non-Employee Director to whom an Award is granted pursuant to the Plan, and, upon such individual's death, such individual's successors, heirs, executors and administrators, as the case may be.

        (y) "Performance Goals" mean the targeted levels of financial performance upon which vesting of Restricted Shares and Performance Units may be based. Performance Goals, if any, will be determined by the Committee and will be based on any one or more of the following performance factors, measured at the Company or, if so designated, Subsidiary or divisional level: price of Common Stock, total shareholder return, return on equity,



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               return on investment, return on capital, economic profit, net income or profit, operating income, operating income margin, net income margin, sales, sales growth, net sales, cash flow, earnings before interest and taxes ("EBIT"), earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings per share, operating expenses, and market share. Any Performance Goals designated by the Compensation Committee will have a minimum performance standard below which vesting will occur and no payments will be made and a maximum performance standard above which no additional payments will be made. Achievement of Performance Goals shall be measured over a specified Performance Period set forth in the Award Agreement. The Performance Goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business. The Performance Goals and determination of results will be based entirely on financial measures.

        (z) "Performance Period" means the period over which the attainment of designated Performance Goals is measured.

        (aa) "Performance Unit" shall mean the contractual right, granted pursuant to Section 11 of the Plan, to receive in shares of Common Stock, cash or a combination thereof, as determined by the Committee, a pre-determined amount or value, contingent upon the attainment of designated financial results, Performance Goals or other factors. Performance Units do not constitute actual shares of Common Stock even if denominated in shares of Common Stock.

        (bb) "Plan" shall mean this Executive Stock Incentive Plan, as amended from time to time.

        (cc) "Predecessor Plan" shall mean the Amended and Combined Incentive and Nonstatutory Stock Option Plan adopted by the Company in 1991.

        (dd) "Reference Value" shall mean, with respect to Non-Tandem SARs, the greater of the Fair Market Value of a share of Common Stock or the value set by the Committee on the date of the grant.

        (ee) "Restricted Share" shall mean a share of Common Stock which is granted pursuant to the terms of Section 10 hereof and which is subject to the restrictions set forth in Section 10 of the Plan.

        (ff) "SAR" shall mean a stock appreciation right granted pursuant to Sections 8 or 9 below.

        (gg) "Subsidiary" shall mean a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code.

        (hh) "Tandem SAR" shall mean an SAR right granted pursuant to Section 8 of the Plan which is related to an Option.

        (ii) "Vesting Date" shall mean the date established by the Committee on which a Restricted Share or Performance Unit vests.



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3.      STOCK SUBJECT TO THE PLAN.

        (a)    Aggregate Limitation on Shares Available for Issuance.

               The maximum number of shares of Common Stock reserved for issuance pursuant to all Awards, including Incentive Stock Options, under the Plan shall be 2,000,000 shares (subject to adjustment as provided herein), plus any shares of Common Stock (not in excess of 1,378,000) which are subject to options granted under the Predecessor Plan to the extent those Predecessor Plan options are forfeited, canceled or expire after December 31, 2000 without delivery of shares of Common Stock. The shares of Common Stock reserved for issuance hereunder may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company's treasury or acquired by the Company for the purposes of the Plan. Upon the exercise of any Tandem SAR, the related Option shall be canceled to the extent of the number of shares of Common Stock as to which the Tandem SAR is exercised and such number of shares shall no longer be available for Awards under the Plan.

        (b)    Aggregate Annual Limitation on Awards.

               The number of shares of Common Stock with respect to which Awards (including SARs denominated in shares but payable in cash) may be granted in any calendar year (the "Annual Limit") may not exceed the sum of: (a) one percent of the Company's total issued and outstanding shares of Common Stock at the beginning of each calendar year (the "Annual One Percent Limit"), subject to adjustment as described below; plus (b) such additional number of shares of Common Stock as the Compensation Committee determines, not to exceed, on a cumulative basis for all calendar years during the term of the Plan, four percentage of the Company's issued and outstanding shares of Common Stock on January 1 of the calendar year in question. To the extent that Awards granted with respect to shares of Common Stock in any calendar year beginning with 2001 are less than the Annual One Percent Limit for that calendar year, the unused portion of the Annual One Percent Limit (expressed in terms of percentage points, not number of shares) shall be carried forward and added to the Annual One Percent Limit for each succeeding calendar year until fully realized.

        (c)    Individual Annual Limitation.

               Subject to adjustment as provided herein, the total number of shares of Common Stock subject to Awards (including Incentive Stock Options and SARs) granted to any Participant during any calendar year shall not exceed 250,000 shares. The maximum value of any Performance Units that are denominated in cash rather than shares which may be granted in any calendar year to any Participant shall not exceed $500,000.

        (d)    Adjustment for Change in Capitalization.

               In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all



                                       5
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               of (i) the number and kind of shares of Common Stock which may thereafter be issued in connection with Awards, including adjustment of the maximums specified in Sections 3(a) through 3(c) above, (ii) the number and kind of shares of Common Stock issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price, purchase price, formula value and/or Performance Goals relating to any Award; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code.

        (e)    Re-Use of Shares.

               Subject to the last sentence of Section 3(a), the following shares of Common Stock shall again become available for delivery under the Plan: (i) any shares subject to an Award that remain unissued upon the cancellation, surrender, exchange or termination of such Award for any reason whatsoever; (ii) any Restricted Shares that are forfeited; (iii) except as provided in
               Section 3(a) above with respect to Tandem SARs, any shares that are not delivered upon exercise or vesting of an Award because the shares are held back to pay the Exercise Price and/or withholding taxes due upon exercise or because the share-based Award is otherwise settled in cash; and (iv) in any case in which a Participant pays the Exercise Price of an Option and/or applicable withholding taxes by tendering shares of Common Stock (whether by actual delivery or by attestation), that number of shares covered by the Option being exercised that equal the number of shares so tendered.

4.      ADMINISTRATION OF THE PLAN.

        The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Common Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, exchanged, or surrendered; to set Performance Goals and make adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company (to the extent such adjustments are in accordance with Section 162(m)of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Award Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

        The Committee may, in its absolute discretion, without amendment to the Plan (but subject to consent of the affected Participant if such act would result in adverse tax consequences under the Code), accelerate the date on which any Award becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of employment of any Award or otherwise adjust any of the terms of any Award.

        Except to the extent prohibited by applicable law, the Board may allocate and delegate all or any portion of the Committee's responsibilities and powers (including the power to grant Awards and the power to determine the grantees of such Awards) to any two or more Non-Employee Directors who are members of the Committee. The Board may revoke any such delegation at any time.



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
        No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, if, in either case, such action, omission or determination was taken or made by such member, director or employee in good faith and in a manner such member, director or employee reasonably believed to be in or not opposed to the best interests of the Company.

5.      ELIGIBILITY.

        The persons who shall be eligible to receive Awards pursuant to the Plan shall be all Eligible Employees and Non-Employee Directors of the Company and its Subsidiaries. Notwithstanding the foregoing, only individuals who are employees of the Company or any Subsidiary of the Company as of the date of the grant of any Incentive Stock Option shall be eligible to receive such Incentive Stock Options.

6.      AWARDS UNDER THE PLAN; AWARD AGREEMENT.

        The Committee may grant Options, Tandem SARs, Non-Tandem SARs, Restricted Shares, and Performance Units, in such amounts and with such terms and conditions as the Committee shall determine, subject to the provisions of the Plan. Unless otherwise established by the Committee or specified in the Award Agreement, each Award shall be deemed granted on the date it is approved by the Committee.

        Each Award granted under the Plan shall be evidenced by an Award Agreement that shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable. By accepting an Award, a Participant thereby agrees that the Award and any shares of Common Stock issuable in connection with the Award shall be subject to all of the terms and provisions of the Plan and the Award Agreement.

7.      OPTIONS.

        The Committee may grant Awards to Participants in the form of Options.

        (a)    Identification of Options.

               Each Option shall be identified in the applicable Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option.

       (b)     Exercise Price.

               Each Award Agreement with respect to an Option shall set forth the amount (the "Exercise Price") payable by the grantee to the Company upon exercise of the Option. The Option Exercise Price per share shall be determined by the Committee, and in no event shall be less than the Fair Market Value of a share of Common Stock on the date the Option is granted.



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        (c)    Term and Exercise of Options.

                      (i) The Committee shall determine the expiration date of
               each Option; provided, however, that no Incentive Stock Option shall be exercisable more than 10 years after the date of grant.

                      (ii) An Option may be exercised for all or any portion of
               the shares as to which it is exercisable, provided, that no partial exercise of an Option shall be for an aggregate Exercise Price of less than $1,000. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

                      (iii) An Option shall be exercised by delivering written
               notice (in the form attached to the Award Agreement or such other form as the Company prescribes) to the Company's principal office, to the attention of its Secretary, no less than one business day in advance of the effective date of the proposed exercise. Such notice shall specify the number of shares of Common Stock with respect to which the Option is being exercised and the effective date of the proposed exercise and shall be signed by the Participant or other person then having the right to exercise the Option. Such notice may be withdrawn in writing at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise. Payment for shares of Common Stock purchased upon the exercise of an Option shall be made in cash, by certified check, bank cashier's check or wire transfer; provided, however, that if approved by the Committee on a case-by-case basis at the time of exercise payment also may be made by: (A) by tendering (through actual delivery or attestation) shares of Common Stock owned by the Participant with appropriate stock powers; (B) electing to have the Company retain shares of Common Stock which would otherwise be issued on the exercise of the Option; (C) irrevocably authorizing and directing a third party to sell shares of Common Stock acquired upon exercise of the Option and remit to the Company a sufficient amount of the proceeds to pay the Exercise Price and any applicable withholding tax; or (D) any combination of the foregoing forms. In determining the number of shares of Common Stock necessary to be delivered to or retained by the Company, such shares shall be valued at their Fair Market Value as of the Exercise Date.

                      (iv) Certificates for shares of Common Stock purchased
               upon the exercise of an Option shall be issued in the name of the Participant or other person entitled to receive such shares, and delivered to the Participant or such other person as soon as practicable following the Exercise Date.

(d)    Limitations on Incentive Stock Options.

               (i) To the extent that the aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other incentive stock option plan of the Company (or any Subsidiary of the Company) shall exceed $100,000, such Options shall be treated as Non-Qualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

               (ii) No Incentive Stock Option may be granted to an individual if, at the time of the grant, such individual owns stock possessing more than 10 percent of the total voting power of the Common Stock of the Company unless: (A) the exercise price per share of such Incentive Stock Option is at least 110 percent of the Fair Market Value of a share of Common Stock at the



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
        time such Incentive Stock Option is granted, and (B) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

(e)     Effect of Termination of Employment.

               (i) Unless the applicable Award Agreement provides otherwise and except as provided by Sections 7(g) and 9(d) with respect to a Change in Control, in the event that the employment of a Participant with the Company or a Subsidiary of the Company shall terminate for any reason other than death or Disability, (A) Options granted to the Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is three months after such termination (or one year after the date of death, if death occurs within three months after the date of termination), on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

               (ii) Unless the applicable Award Agreement provides otherwise, in the event that the employment of a Participant with the Company or a Subsidiary of the Company shall terminate on account of the Disability or death of the Participant, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the first anniversary of such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(f)     Effect of Removal from Board of Directors.

        Unless the applicable Award Agreement provides otherwise, in the event a Non-Employee Director ceases to serve on the Board of Directors for any reason, the Committee shall determine the effect such termination has with respect to Options granted to such director; provided, that (i) Options granted to a Non-Employee Director, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination and (ii) no Option shall be exercisable after the expiration of its term. Notwithstanding the foregoing, Options granted to a Non-Employee Director while such Director was also an employee of the Company or any Subsidiary of the Company shall be governed by the provisions set forth in Section 7(e).

(g)     Acceleration of Exercise Date Upon Change in Control.

               (i) Except as provided in the applicable Award Agreement, upon the occurrence of a Change in Control described in Section 2(d) then each Option granted under the Plan and outstanding at such time shall become fully and immediately exercisable. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

               (ii) In connection with a pending or completed Change in Control the Committee in its sole discretion may require that the Options be:
        (A) cashed out and terminated in exchange for a lump sum cash payment or shares of Common Stock having a value equal to the fair market value of the Options immediately preceding the Change in Control; and/or (B) converted into options in the acquiring entity having a fair market value immediately after the Change in Control equal to the fair market value of the Options immediately prior to the Change in Control. For this purpose, the fair market value of an Option shall equal the excess of the Fair Market Value of the underlying shares over the Exercise Price.

(h)     Reload Stock Options.

        The Committee shall have the authority to specify, at the time of grant of Option, that upon exercise of all or a portion of that Option through the tender of shares previously owned by the Participant for more than six months a reload stock option shall automatically be granted under specified conditions. A reload stock option entitles the grantee to purchase that number of shares of owned Common Stock that the Participant has tendered to pay the Option Exercise Price or withholding taxes. The per share Exercise Price of the reload stock Option shall be the Fair Market Value of a share of Common Stock at the time of exercise of the original Option. The duration of a reload stock Option shall not extend beyond the expiration date of the original Option it replaces.

(i)     Restrictions on Transferability.

        No Option may be transferred except by will or the laws of descent and distribution and is exercisable during the grantee's lifetime only by the grantee or his personal representative. Notwithstanding the foregoing, the Committee may permit a Participant to transfer by sale or by gift all or a portion of his or her Non-Qualified Stock Options to the Participant's spouse and/or to the Participant's lineal descendants, parents, or siblings, or to the spouse(s) of such persons.

8.      TANDEM SARS.

        The Committee may, in connection with any Option granted hereunder, also grant one or more Tandem SARs relating to a number of shares of Common Stock less than or equal to the number of shares of Common Stock subject to the related Option. A Tandem SAR may be granted at the same time as, or, in the case of a Non-Qualified Stock Option, subsequent to the time that, its related Option is granted.

        (a)    Benefit Upon Exercise.

               The exercise of a Tandem SAR with respect to any number of shares of Common Stock shall entitle the Participant to receive a benefit, for each such underlying Option share, equal to the excess of (i) the Fair Market Value of a share of Common Stock on the exercise date, over (ii) the Option Exercise Price per share of the related Option. All SAR benefits shall be satisfied with shares of Common Stock except to the extent the Committee elects to make payment under the exercised SAR in cash. Such payment shall be made as soon as practicable after the effective date of such exercise.

        (b)    Term and Exercise of Tandem SAR.

                      (i) A Tandem SAR shall be exercisable only if and to the
               extent that its related Option is exercisable and only if, at the time of such exercise, the Fair Market Value of a share of Common Stock exceeds the Option Exercise Price per share of the related Option.

                      (ii) The exercise of a Tandem SAR with respect to a number of shares of Common Stock shall cause the immediate and automatic cancellation of its related Option with respect to an equal number of shares. The exercise of an Option, or the cancellation, termination or expiration of an Option (other than pursuant to this Section

               8(b)(2)), with respect to a number of shares of Common Stock shall cause the automatic and immediate cancellation of any related Tandem SARs to the extent that the number of shares of Common Stock remaining subject to such Option is less than the number of shares then subject to such Tandem SAR. Such Tandem SARs shall be canceled in the order in which they become exercisable.

                      (iii) A Tandem SAR may be exercised for all or any portion of the shares as to which the related Option is exercisable; provided, that no partial exercise of a Tandem SAR shall be for less than a number of shares having an aggregate option exercise price of less than $1,000. The partial exercise of a Tandem SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof.

                      (iv) No Tandem SAR shall be assignable or transferable
               otherwise than together with its related Option, and any such transfer or assignment will be subject to the provisions of
               Section 20 of the Plan.

                      (v) A Tandem SAR shall be exercised by delivering written
               notice to the Company's principal office, to the attention of its Secretary, no less than one business day in advance of the effective date of the proposed exercise. Such notice shall specify the number of shares of Common Stock with respect to which the Tandem SAR is being exercised and the effective date of the proposed exercise and shall be signed by the Participant or other person then having the right to exercise the Option to which the Tandem SAR is related. Such notice may be withdrawn in writing at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise.

9.  NON-TANDEM SARS.

        The Committee may grant Awards to Participants in the form of Non-Tandem SARs as to a designated number of shares of Common Stock at a specified Reference Value.

        (a)    Benefit Upon Exercise.

               The exercise of a Non-Tandem SAR with respect to any number of shares of Common Stock shall entitle the Participant to receive, for each underlying share, shares of Common Stock having a Fair Market Value on the date of exercise (or, in the discretion of the Committee, cash or a combination of cash and shares in an amount) equal to the excess of (i) the Fair Market Value of a share of Common Stock on the exercise date, over (ii) the Reference Value of the Non-Tandem SAR. All Non-Tandem SARs shall be satisfied with shares of Common Stock except to the extent the Committee elects to make payment for the exercised SAR in cash. Such payments shall be made as soon as practicable after the effective date of such exercise.

        (b)    Term and Exercise of Non-Tandem SARs.

                      (i) The Committee shall determine the expiration date of
               each Non-Tandem SAR.

                      (ii) A Non-Tandem SAR may be exercised for all or any
               portion of the shares as to which it is exercisable; provided, that no partial exercise of a Non-Tandem SAR shall be for an aggregate Reference Value of less than $1,000. The partial exercise of a Non-Tandem SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof.

                      (iii) A Non-Tandem SAR shall be exercised by delivering
               notice to the Company's principal office, to the attention of its Secretary, no less than one business day in advance of the proposed Exercise Date. Such notice shall specify the number of shares of Common Stock with respect to which the Non-Tandem SAR is being exercised, and the desired Exercise Date, and shall be signed by the Participant. The Participant may withdraw such notice at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise.

                      (iv) No Non-Tandem SAR shall be assignable or transferable except by will or the laws of descent and distribution, and any such transfer or assignment will be subject to the provisions of
               Section 20 of the Plan.

        (c)    Effect of Termination of Employment or Directorship.

               The provisions set forth in Section 7(e) and 7(f) with respect to the exercise of Options shall apply as well to the exercise of Non-Tandem SARs.

        (d)    Acceleration of Exercise Date Upon Change in Control.

               Unless the applicable Award Agreement provides otherwise, the provisions set forth in Section 7(g)(i) and (ii) with respect to Options shall apply as well to the exercise of Non-Tandem SARs.

10.     RESTRICTED SHARES.

        (a)    Grants.

               The Committee may grant Awards to employees of the Company and its Subsidiaries in the form of Restricted Shares.

        (b)    Issue Date and Vesting Date.

               At the time of the grant of Restricted Shares, the Committee shall establish an Issue Date or Issue Dates and a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Issue Date and/or Vesting Date for each class. If the grantee is still employed by the Company or a Subsidiary on an Issue Date (which may or may not be the date of grant), the number of Restricted Shares specified by the Committee in the applicable Award Agreement shall be issued in accordance with the provisions of
               Section 10(f) of the Plan. Provided that all conditions to vesting of a Restricted Share imposed pursuant to Section 10(c) of the Plan are satisfied or excused as provided in Section 10(i) of the Plan, upon the occurrence of the Vesting Date with respect to a Restricted Share, such share shall vest and the restrictions of Section 10(d) of the Plan shall lapse.

        (c)    Conditions to Vesting.

               At the time of the issuance of Restricted Shares, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate. The Committee may designate that the Award of Restricted Shares is intended to constitute "performance based compensation" within the meaning of Section 162(m) of the Code, in which case the vesting conditions will include attainment of one or more Performance Goals and/or other standards established by the Committee at the time of grant. Any Restricted Shares granted contingent upon achievement of Performance Goals shall be released from restriction only after the Committee certifies that those Performance Goals have been met.

        (d)    Restrictions on Transfer Prior to Vesting.

               Prior to the vesting of a Restricted Share, no transfer of a Participant's rights with respect to such share, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, the Participant shall forfeit such share and all of the rights related thereto.

        (e)    Dividends on Restricted Stock.

               The Committee in its discretion may require that any dividends paid on Restricted Shares be held in escrow until all vesting requirements with respect to the shares have lapsed.

        (f)    Issuance of Certificates.

                      (i) Reasonably promptly after the Issue Date with respect
               to Restricted Shares, the Company shall cause to be issued a stock certificate, registered in the name of the Participant to whom such shares were granted, evidencing such shares; provided, that the Company shall not cause such a stock certificate to be issued unless it has received a stock power duly endorsed in blank by the Participant with respect to such shares. Each such stock certificate shall bear such legend, if any, as the Committee requires. That legend shall not be removed until the Restricted Shares vest pursuant to the terms of the applicable Award Agreement and this Plan.

                      (ii) Each certificate issued pursuant to this Section
               10(f), together with the stock powers relating to the Restricted Shares evidenced by such certificate, shall be held in escrow by the Company until vested, unless the Committee determines otherwise.

        (g)    Consequences of Vesting.

               Upon the vesting of a Restricted Share pursuant to the terms of the applicable Award Agreement, the restrictions of Section 10(d) of the Plan shall lapse. Reasonably promptly after a Restricted Share vests, the Company shall cause to be delivered to the Participant to whom such shares were granted, a certificate evidencing such share, free of the legend described in Section 10(f) of the Plan plus any escrowed of retained dividends on such shares.

        (h)    Effect of Termination of Employment.

               Unless the applicable Award Agreement provides otherwise, upon the termination of a Participant's employment by the Company or any Subsidiary of the Company for any reason, any and all non-vested Restricted Shares to which restrictions on transferability apply shall be immediately forfeited by the Participant and transferred to the Company; provided that if the Committee, in its sole discretion and within 30 days after such termination of employment notifies the Participant in writing of its decision not to terminate the Participant's rights in such shares, then the Participant shall continue to be the owner of such shares subject to such continuing restrictions as the Committee may prescribe in such notice. If Restricted Shares are forfeited in accordance with the provision of this Section 10, then unless the applicable Award Agreement provides otherwise, the Company shall also have the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise.

        (i)    Effect of Change in Control.

               Except as otherwise provided in the applicable Award Agreement, notwithstanding any provision herein to the contrary, upon the occurrence of a Change in Control described in Section 2(d), then each Restricted Share granted under the Plan and outstanding at the date of such Change in Control above shall immediately vest and all restrictions on such shares shall immediately lapse.

11.     PERFORMANCE UNITS.

        (a)    Grants.

               The Committee may grant Awards to employees of the Company and its Subsidiaries in the form of Performance Units.

        (b)    Vesting Date.

               At the time of the grant of Performance Units, the Committee shall establish a Vesting Date or Vesting Dates with respect to such units. The Committee may divide such units into classes and assign a different Vesting Date for each class. Provided that all conditions to the vesting of a Performance Unit imposed pursuant to Section 11(d) of the Plan are satisfied, upon the occurrence of the Vesting Date with respect to a Performance Unit, such unit shall vest and become payable.

        (c)    Benefit Upon Vesting.

               Upon the vesting of a Performance Unit, the Participant shall be entitled to receive a specified number of shares of Common Stock, shares of Common Stock having a specified Fair Market Value on the Vesting Date, and/or a specified amount of cash, as determined by the Committee and set forth in the applicable Award Agreement. Payment of such benefit shall be made within 30 days of the date on which the Performance Unit vests.

        (d)    Conditions to Vesting.

               At the time of the grant of Performance Units, the Committee may impose such restrictions or conditions on the vesting of the Performance Units as it, in its absolute discretion, deems appropriate, including the applicable Performance Goals, if any, that must be satisfied for the units to vest. The Committee may designate that the Award of Performance Units is intended to constitute "performance based compensation" within the meaning of
               Section 162(m) of the Code, in which case vesting of the Award will be contingent upon the attainment of one or more Performance Goals designated by the

               Committee at the time of grant. Performance Units granted contingent upon achievement of Performance Goals will vest only after the Committee certifies that those Performance Goals have been met.

        (e)    Effect of Termination of Employment.

               Unless the applicable Award Agreement provides otherwise, Performance Units that have not vested, together with any dividends credited on such units, if any, shall be forfeited upon the Participant's termination of employment for any reason.

        (f)    Effect of Change in Control.

               Upon the occurrence of a Change in Control as defined in Section 2(d), notwithstanding any provision herein to the contrary, each Performance Unit granted under the Plan and outstanding at the time of the Change in Control shall vest and become immediately payable.

12.     RIGHTS AS A STOCKHOLDER AND DIVIDEND EQUIVALENTS.

        (a)    General.

               No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Award until the date of issuance of a stock certificate with respect to such shares except to the extent approved by the Committee and provided in the applicable Award Agreement. Except as otherwise expressly provided below, no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

        (b)    Dividend Equivalents.

               If an Award is granted in the form of Performance Units or Options, or in the form of any other stock-based grant, the Committee may choose, at the time of the grant of the Award to include as part of such Award an entitlement to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions, limitations, if any, as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner (i.e., lump sum or installments) and at such time(s) as the Committee shall determine. All dividends or dividend equivalents that are not paid currently may, at the Committee's discretion, accrue interest, be reinvested into additional shares of Common Stock or, in the case of dividends or dividend equivalents credited in connection with Performance Units denominated in shares of Company Stock, be credited as additional Performance Units and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award. The total number of shares available for grant under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional Performance Units.

13.     DEFERRAL OF AWARDS.

        At the discretion of the Committee, a Participant may elect to defer the payment of any Award, dividend or dividend equivalent, or any portion thereof, until such time as the Committee may establish. All such deferrals shall be accomplished by the delivery of a written, irrevocable election by the

Participant prior to the time established by the Committee for such purpose, on a form provided by the Company. Further, all deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of the Code. Deferred payments shall be paid in a lump sum or installments, as determined by the Committee. Deferred Awards denominated in the form of Common Stock may also be credited with dividends or dividend equivalents.

14.     NO SPECIAL EMPLOYMENT OR DIRECTORSHIP RIGHTS; NO RIGHT TO AWARDS.

        Nothing contained in the Plan or any Award Agreement shall confer upon any Participant any right with respect to continuing as an employee or director of the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary, subject to the terms of any separate agreement to the contrary, at any time to terminate such employment or directorship or to increase or decrease the compensation of the Participant. No person shall have any claim or right to receive an Award hereunder. The Committee's granting of an Award to a Participant at any time shall neither require the Committee to grant any other Award to such Participant or other person at any time or preclude the Committee from making subsequent grants to such Participant or any other person.

15.     SECURITIES LAW AND LISTING MATTERS.

        Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity on which the shares of Company Common Stock are listed or registered.

16.     WITHHOLDING TAXES.

        Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever shares of Common Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto as a condition to exercise. With the approval of the Committee, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Common Stock having a fair market value equal to the minimum amount of tax to be withheld, by tendering previously owned shares of Common Stock having a Fair Market Value equal to the minimum withholding tax due and/or by other means acceptable to the Committee on a case by case basis. Shares held back or tendered to pay withholding taxes shall be valued at their Fair Market Value on the date withheld or tendered. Fractional share amounts shall be settled in cash.

17.     NOTIFICATION OF ELECTION UNDER SECTION 83(b) OF THE CODE.

        If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), he or she shall notify the Company in writing of the election within ten days of filing notice of the election with the Internal Revenue Service. This written notification is in addition to any filing and notification required pursuant to regulations issued under the authority of Code Section 83(b).

18.     NOTIFICATION UPON DISQUALIFYING DISPOSITION UNDER SECTION 421(b) OF THE
        CODE.

        Each Award Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company in writing of any disposition of shares of Common Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within ten days of such disposition.

19.     AMENDMENT OR TERMINATION OF THE PLAN.

        The Board of Directors may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that stockholder approval shall be required if and to the extent the Board of Directors determines that such approval is appropriate for purposes of satisfying Section 162(m) or 422 of the Code or to the extent such approval is required by the rules of any stock exchange on which the Common Stock is listed. Nothing herein shall restrict the Committee's ability to exercise its discretionary authority pursuant to Section 4 of the Plan, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant's rights under any outstanding Award.

20.     TRANSFERS UPON DEATH; NONASSIGNABILITY.

        Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executor, administrator or representative of the Participant's estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee is furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer, and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

        Except as provided in Sections 7(i) and 10(g), during a Participant's lifetime no Award shall be assignable or transferable, by operation of law or otherwise. Any transfer or assignment of an Award in violation of the preceding sentence shall be void and, if voluntary, shall cause the respective Award to immediately and automatically terminate. Without limiting the foregoing, in the event an order by any court, arbitrator or other tribunal in any domestic proceeding shall purport to transfer any Award, such Award shall immediately and automatically terminate.

21.     EXPENSES AND RECEIPTS.

        The Company shall pay all expenses of the Plan. Any proceeds received by the Company in connection with any Award will be used for general corporate purposes.

22.     FAILURE TO COMPLY.

        In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant (or beneficiary or transferee) to comply with any of the terms and conditions of the Plan or the applicable Award Agreement, unless such failure is remedied by such Participant (or beneficiary or transferee) within ten days after notice of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Award, in whole or in part, as the Committee, in its absolute discretion, may determine.

23.     RELATION TO BENEFIT PLANS.

        Options, SARs, Restricted Shares and Performance Units will not be considered as compensation for the purpose of any other benefit plans maintained by the Company except as expressly provided in the documents evidencing such plans.

24.     APPLICABLE LAW.

        Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the State of Utah, without reference to the principles of conflicts of law.

25.     PARTICIPANT RIGHTS.

        No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a stockholder with respect to any shares covered by any Award until the date of the issuance of a Common Stock certificate to him for such shares or any non-contractual rights with respect to any Award granted hereunder. Neither the Company nor its subsidiaries, officers, directors or agents shall have any responsibility, duty or obligation with respect to any Award, including without limitation any fiduciary or equitable duty, other than those contractual obligations set forth in this Plan and the applicable Award Agreement. No person connected with the Plan warrants or guarantees the federal, state and local income, estate and gift tax consequences of Awards to Participants.

26.     UNFUNDED STATUS OF AWARDS.

        The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

27.     NO FRACTIONAL SHARES.

        No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

28.     BENEFICIARY.

        A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant's estate shall be deemed to be the Participant's beneficiary.

29.     INTERPRETATION

        The Plan is designed and intended to comply with 422 of the Code, and all provisions hereof shall be construed in a manner to so comply.

        IN TESTIMONY WHEREOF, the Company has caused this Plan document to be executed by its duly authorized officer this _______ day of ______, 2000.


                                       SKYWEST, INC.


                                       By:
                                           ------------------------------------
                                       Its:
                                           ------------------------------------